EXHIBIT 10.38
HUNTINGTON INGALLS INDUSTRIES, INC.
TERMS AND CONDITIONS APPLICABLE TO
20__ CLIFF VESTING RESTRICTED STOCK RIGHTS
GRANTED UNDER THE 2022 LONG-TERM INCENTIVE STOCK PLAN (“PLAN”)

These Terms and Conditions (“Terms”) apply to certain “Restricted Stock Rights” (“RSRs”) granted by Huntington Ingalls Industries, Inc. (the “Company”) in 20__. If you were granted an RSR award by the Company in 20__, the date of grant of your RSR award (the “Grant Date”) and the number of RSRs applicable to your award are set forth in the letter from the Company announcing your RSR award grant (your “Grant Letter”) and are also reflected in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply only with respect to the 20__ RSR award. If you were granted an RSR award, you are referred to as the “Grantee” with respect to your award. Capitalized terms are generally defined in the Plan, unless defined in Section 8 below or elsewhere defined herein.
    Each RSR represents a right to receive one Share of the Company’s common stock, or cash of equivalent value as provided herein, subject to vesting as provided herein. The number of RSRs subject to your award is subject to adjustment as provided herein. The RSR award is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.

1.Vesting; Issuance of Shares.
Subject to Sections 2 and 5 below, one-hundred percent (100%) of the number of RSRs subject to your award (subject to adjustment as provided in Section 5.1) shall vest upon the [first, second, or third] anniversary of the Grant Date.
Except as otherwise provided below, the Company shall pay a vested RSR on or before March 15 of the year following the vesting of the RSR on the [first, second, or third] anniversary of the Grant Date. The Company shall pay such vested RSRs in either an equivalent number of Shares of common stock, or, in the discretion of the Committee, in cash or in a combination of Shares of common stock and cash. In the event of a cash payment, the amount of the payment for a vested RSR to be paid in cash (subject to tax withholding as provided in Section 6 below) will equal the Fair Market Value of a Share of common stock as of the date that such RSR became vested. No fractional shares will be issued.
2.Early Termination of Award; Termination of Employment.
2.1    General. The RSRs subject to the award, to the extent not previously vested, shall terminate and become null and void if and when (a) the award terminates in connection with a Change in Control pursuant to Section 5 below, or (b) except as provided in Section 2.6 and in Section 5, the Grantee ceases for any reason to be an employee of the Company or one of its subsidiaries.
2.2    Leave of Absence. Unless the Committee otherwise provides (at the time of the leave or otherwise), if the Grantee is granted a leave of absence by the Company, the Grantee (a) shall not be deemed to have incurred a termination of employment at the time such leave commences for purposes of the award, and (b) shall be deemed to be employed by the Company for the duration of such approved leave of absence for purposes of the award. A termination of employment shall be deemed to have occurred if the Grantee does not timely return to active employment upon the expiration of such approved leave or if the Grantee commences a leave that is not approved by the Company.
2.3    Salary Continuation. Subject to Section 2.2 above, the term “employment” as used herein means active employment by the Company and salary continuation without active employment (other than a leave of absence approved by the Company that is covered by Section 2.2) will not, in and of itself, constitute “employment” for purposes hereof (in the case of salary continuation without active employment, the Grantee’s cessation of active employee status shall, subject to Section 2.2, be deemed to be a termination of “employment” for purposes hereof). Furthermore, salary continuation will not, in and of itself, constitute a leave of absence approved by the Company for purposes of the award.
2.4    Sale or Spinoff of Subsidiary or Business Unit. For purposes of the RSRs subject to the award, a termination of employment of the Grantee shall be deemed to have occurred if the Grantee is employed by a subsidiary or business unit and that subsidiary or business unit is sold, spun off, or otherwise divested, the Grantee does not otherwise continue to be employed by the Company after such event, and the divested entity or business (or its successor or a parent company) does not assume the award in connection with such transaction.
2.5    Continuance of Employment Required. Except as expressly provided in Section 2.6 and in Section 5, the vesting of the RSRs subject to the award requires continued employment through the [first, second, or third] anniversary of the Grant Date as a condition to the vesting of any portion of the award. Employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment. Nothing contained in these Terms, the Stock Plan System, or the Plan constitutes an employment commitment by the Company or any subsidiary, affects the Grantee’s status (if the Grantee is otherwise an at-will employee) as an employee at will who is subject to termination without cause, confers

EXHIBIT 10.38
upon the Grantee any right to continue in the employ of the Company or any subsidiary, or interferes in any way with the right of the Company or of any subsidiary to terminate such employment at any time.
2.6    Death, Disability, Retirement, or Layoff. If the Grantee dies or incurs a Disability while employed by the Company or a subsidiary, the outstanding and previously unvested RSRs subject to the award shall vest as of the date of the Grantee’s death or Disability, as applicable. RSRs vesting under this Section shall be paid within 2.5 months following the earlier of (a) Grantee’s death or (b) Grantee’s Disability. In the event of the Grantee’s death prior to the delivery of shares or other payment with respect to any vested RSRs, the Grantee’s Successor shall be entitled to any payments to which the Grantee would have been entitled under these Terms with respect to such vested and unpaid RSRs.
The RSRs subject to the award shall vest on a prorated basis as provided herein if the Grantee’s employment by the Company and its subsidiaries terminates due to Retirement, Government Service Retirement, or Layoff. Such prorating of RSRs shall be based on the number of full months the Grantee was actually employed by the Company or one of its subsidiaries after the Grant Date divided by the total number of months in the vesting period. Partial months of employment, even if substantial, shall not be counted for purposes of prorated vesting. Any RSRs subject to the award that do not vest in accordance with this Section 2.6 upon a termination of the Grantee’s employment due to Retirement, Government Service Retirement, or Layoff shall terminate immediately upon such termination of employment.
In determining the Grantee’s eligibility for Retirement, service is measured by dividing (a) the number of days the Grantee was employed by the Company or a subsidiary in the period commencing with his or her last date of hire by the Company or a subsidiary through and including the date on which the Grantee is last employed by the Company or a subsidiary, by (b) 365. If the Grantee ceased to be employed by the Company or a subsidiary and was later rehired by the Company or a subsidiary, the Grantee’s service prior to the break in service shall be disregarded in determining service for such purposes; provided that, if the Grantee’s employment with the Company or a subsidiary had terminated due to the Grantee’s Retirement, or by the Company or a subsidiary as part of a reduction in force (in each case, other than a termination by the Company or a subsidiary for cause) and, within the two-year period following such termination of employment (the “break in service”) the Grantee was subsequently rehired by the Company or a subsidiary, then the Grantee’s period of service with the Company or a subsidiary prior to and ending with the break in service will be included in determining service for such purposes. In the event the Grantee is employed by a business that is acquired by the Company or a subsidiary, the Company shall have discretion to determine whether the Grantee’s service prior to the acquisition will be included in determining service for such purposes.
3.Non-Transferability and Other Restrictions.
3.1    Non-Transferability. The award, as well as the RSRs subject to the award, are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to transfers to the Company or transfers by will or the laws of descent and distribution. Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.
3.2    Recoupment of Awards. Any payments or issuances of shares with respect to the award are subject to recoupment pursuant to the Company’s Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time, as well as any recoupment or similar provisions of applicable law, and the Grantee shall promptly make any reimbursement requested by the Board or Committee pursuant to such policy or applicable law with respect to the award. Further, the Grantee agrees, by accepting the award, that the Company and its affiliates may deduct from any amounts it may owe the Grantee from time to time (such as wages or other compensation) to the extent of any amounts the Grantee is required to reimburse the Company pursuant to such policy or applicable law with respect to the award.
4.Compliance with Laws; No Stockholder Rights Prior to Issuance; Dividend Equivalent Rights.
4.1    Compliance with Laws. The Company’s obligation to make any payments or issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed.
4.2    Limitations on Rights Associated with RSRs. The Grantee shall not have the rights and privileges of a stockholder, including without limitation the right to vote or receive dividends (except as expressly provided in Section 4.3), with respect to any shares which may be issued in respect of the RSRs until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Grantee), if such shares become deliverable.
4.3    Dividend Equivalent Rights. Not later than 60 days following each date that the Company pays an ordinary cash dividend on its Shares of common stock (if any), the Company shall credit the Grantee with an additional number of RSRs equal to the quotient of (A) the product of (i) the per share cash dividend paid by the Company on its Shares of common stock on such date, multiplied by (ii) the total number of RSRs (including any dividend equivalents previously credited hereunder)

EXHIBIT 10.38
(with such total number adjusted pursuant to Section 5) subject to the RSR award as of the related dividend payment record date, divided by (B) the Fair Market Value of a Share of common stock on the date of payment of such dividend. Any RSRs credited pursuant to the foregoing provisions of this Section 4.3 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original RSRs to which they relate. No crediting of RSRs shall be made pursuant to this Section 4.3 with respect to any RSRs which, as of such record date, have been paid pursuant to Section 1.
5.Adjustments; Change in Control.
5.1    Adjustments. The RSRs and the shares subject to the award are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 4.3 of the Plan. In the event of any adjustment, the Company will give the Grantee written notice thereof which will set forth the nature of the adjustment.
5.2    Possible Vesting Acceleration on Change in Control. Notwithstanding the Company’s ability to terminate the award as provided in Section 5.3 below, the outstanding and previously unvested RSRs subject to the award shall become fully vested as of the date of the Grantee’s termination of employment in the following circumstances:
(a)    if the Grantee is covered by a Change in Control Severance Arrangement at the time of the termination, if the termination of employment constitutes a “Qualifying Termination” (as such term, or any similar successor term, is defined in such Change in Control Severance Arrangement) that triggers the Grantee’s right to severance benefits under such Change in Control Severance Arrangement.
(b)    if the Grantee is not covered by a Change in Control Severance Arrangement at the time of the termination and if the termination occurs either within the Protected Period corresponding to a Change in Control of the Company or within twenty-four (24) calendar months following the date of a Change in Control of the Company, the Grantee’s employment by the Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries for reasons other than Cause or by the Grantee for Good Reason.
Notwithstanding anything else contained herein to the contrary, the termination of the Grantee’s employment (or other events giving rise to Good Reason) shall not entitle the Grantee to any accelerated vesting pursuant to clause (b) above if there is objective evidence that, as of the commencement of the Protected Period, the Grantee had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months. The applicable Change in Control Severance
Arrangement shall govern the matters addressed in this paragraph as to clause (a) above.
Payment of any amount due under this Section will be made on or before March 15 of the year following the year in which the date of the Grantee’s termination of employment occurs, unless the Grantee dies or has a Disability, in which case such payment will be made within 2.5 months following the date of the Grantee’s death or Disability, as the case may be.
5.3    Automatic Vesting Acceleration; Early Termination. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control the outstanding and previously unvested RSRs subject to the award shall vest fully and completely. Unless the Committee expressly provides otherwise in the circumstances, no acceleration of vesting of the award shall occur pursuant to this Section 5.3 in connection with a Change in Control if either (a) the Company is the surviving entity, or (b) the successor to the Company (if any) (or a Parent thereof) agrees in writing prior to the Change in Control to assume the award. The award shall terminate, subject to such acceleration provisions, upon a Change in Control triggered by clause (iii) or (iv) of the definition thereof in which the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control. The Committee may make adjustments pursuant to Section 6(a) of the Plan and/or deem an acceleration of vesting of the award pursuant to this Section 5.3 to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Grantee to realize the benefits intended to be conveyed with respect to the shares underlying the RSRs; provided, however, that, the Committee shall reinstate the original terms of the award if the related event does not actually occur.
Payment of any amount due under this Section will be made on or before March 15 of the year following the year in which any accelerated vesting occurs as a result of a Change in Control, unless the Grantee dies or has a Disability prior to such Change in Control vesting, in which case such payment will be made within 2.5 months following the date of the Grantee’s death or Disability, as the case may be.
6.Tax Matters.
6.1    Tax Withholding. The Company or the subsidiary which employs the Grantee shall be entitled to require, as a condition of making any payments or issuing any shares upon vesting of the RSRs, that the Grantee or other person entitled to such shares or other payment pay any sums required to be withheld by federal, state, local or other applicable tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make

EXHIBIT 10.38
such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Grantee or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy such withholding obligations at the flat percentage rates applicable to supplemental wages).
6.2    Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the vesting of the RSRs.
6.3    Compliance with Code. The Committee shall administer and construe the award, and may amend the Terms of the award, in a manner designed to comply with the Code and to avoid adverse tax consequences under Code Section 409A or otherwise.
6.4    Unfunded Arrangement. The right of the Grantee to receive payment under the award shall be an unsecured contractual claim against the Company. As such, neither the Grantee nor any Successor shall have any rights in or against any specific assets of the Company based on the award. Awards shall at all times be considered entirely unfunded for tax purposes.
7.Plan; Amendment.
The RSRs are governed by, and the Grantee’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Committee, as the foregoing may be amended from time to time. The Grantee shall have no rights with respect to any amendment of these Terms or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Grant Letter and/or the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall control.
8.    Definitions.

Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Change in Control Severance Arrangement” means a “Special Agreement” entered into by and between the Grantee and the Company that provides severance protections in the event of certain changes in control of the Company or the Company’s Change-in-Control Severance Plan, as each may be in effect from time to time, or any similar successor agreement or plan that provides severance protections in the event of a change in control of the Company.

“Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:

(i) A material and substantial reduction in the nature or status of the Grantee’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee, and/or (B) changes in the nature or status of the Grantee’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the Grantee having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Grantee immediately prior to the start of the Protected Period. The Company may retain a nationally-recognized executive placement firm for purposes of making the determination required by the preceding sentence and the written opinion of the firm thus selected shall be conclusive as to this issue. In addition, if the Grantee is a vice president, the Grantee’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Grantee’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Grantee’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Grantee’s lack of a vice president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Grantee immediately prior to the commencement of the Protected Period do not have the title of vice-president.

(ii) A reduction by the Company in the Grantee’s annualized rate of base salary as in effect at the start of the Protected Period, or as the same shall be increased from time to time.

(iii) A material reduction in the aggregate value of the Grantee's level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Grantee participates immediately prior to the start of the Protected Period provided; however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(iv) A material reduction in the Grantee’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

EXHIBIT 10.38
(v) The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Grantee’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (v) more than ninety (90) days before such intended effective date.

The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

“Governmental Service Retirement” means a Retirement by the Grantee where the Grantee accepts a position in the federal government or a state or local government and an accelerated distribution under the award is permitted under Code Section 409A based on such government employment and related ethics rules.
“Layoff” means a permanent, involuntary termination of the Grantee’s employment by the Company or a subsidiary due to a reduction in force, business reorganization, facility closure or similar event (other than a termination by the Company or a subsidiary for cause), as determined by the Committee in its sole discretion. A Layoff shall not include any sale or spin-off described in Section 2.4.
“Parent” means an entity that beneficially owns a majority of the voting stock or voting power of the Company, or all or substantially all of the Company’s assets, directly or indirectly through one or more subsidiaries.

The “Protected Period” corresponding to a
Change in Control of the Company shall be a period of time determined in accordance with the following:

(i) If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in
Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii) If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii) In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

“Retirement” or “Retire” means that the Grantee terminates employment after attaining age 55 with at least ten (10) years of service (other than in connection with a termination by the Company or a subsidiary for cause). In the case of a Grantee who is an officer of the Company subject to the Company’s mandatory retirement at age 65 policy, “Retirement” or “Retire” shall also include as to that Grantee (without limiting the Grantee’s ability to Retire pursuant to the preceding sentence) a termination of the Grantee’s employment pursuant to such mandatory retirement policy (regardless of the Grantee’s years of service and other than in connection with a termination by the Company or a subsidiary for cause).

“Successor” means the person acquiring a Grantee’s rights to a grant under the Plan by will or by the laws of descent or distribution.